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                                                                       EXHIBIT 6

[TURNER LETTERHEAD]

[TURNER LOGO]

                                                                    June 9, 1999

Thomas C. Leppert
4025 Blackpoint Road
Honolulu, Hawaii 96816

Dear Tom:

     We are pleased you will be joining The Turner Corporation ("Turner") as its Vice Chairman prior to commencing your full-time duties as Chairman and Chief Executive Officer of Turner on October 1, 1999. This letter agreement ("Agreement") outlines the terms and conditions of your employment as Vice Chairman of Turner until the termination of this Agreement on September 30, 1999. Any capitalized terms used which are not defined in this Agreement shall have the meanings assigned to them in the employment agreement executed between you and Turner on the same date as this Agreement is executed ("Employment Agreement").

     1. Term of Employment. The term of your employment under this Agreement shall commence on your execution and acceptance of this Agreement (the "Effective Date") and end on September 30, 1999 (the "Term"), unless earlier terminated by Turner.

     2. Position, Duties and Responsibilities.

          (a) You shall serve as the Vice Chairman of Turner's board of directors (the "Board") and shall have and perform such duties, responsibilities, and authorities as are customary for the Vice Chairman of the Board of corporations of similar size and businesses as Turner, as they each may exist from time to time and as are consistent with such positions and status.

          (b) Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude you from (i) continuing your service as a trustee for the Campbell estate during the Term, (ii) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, provided that you notify the Board prior to accepting any such position, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal investments and affairs, provided that such activities do not materially interfere with the proper performance of your duties and responsibilities under this Agreement.

     3. Base Salary. During the Term, Turner shall pay you a salary, payable in accordance with the regular payroll practices of Turner, of $5,000 per month, such salary to be paid pro rata for any partial months.
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                                                                         6/09/99
To:  MR. THOMAS C. LEPPERT                                                PAGE 2
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     4.  Incentive Grants.  On the Effective Date, you shall receive the following:

         (a) 150,000 shares of non-qualified stock options ("Stock Options"), at the market price of Turner stock on the Effective Date. The Stock Options shall have a term of 10 years, and shall vest 25% on each of the first through fourth anniversaries of June 9, 1999; and

         (b) 150,000 shares of restricted stock, which shall vest 25% on each of the first through fourth anniversaries of June 9, 1999.

     5.  Purchase of Primary Residence by Turner.

         (a) Turner agrees to purchase your primary residence located at 4025 Blackpoint Road, Honolulu, Hawaii (the "Residence") for the greater of (i) the actual cost of the Residence, as evidenced by you to Turner's reasonable satisfaction, or (ii) the fair market value of the Residence, as determined by a qualified appraiser selected by Turner and reasonably acceptable to you. The closing of such purchase by Turner shall be completed no later than January 7, 2001.

         (b) In the event that you are deemed to owe any income tax to any taxing authority as a result of the sale of the Residence by you to Turner ("Excess Income Tax"), Turner will pay to you an additional amount ("Gross-Up Payment") such that, after the payment by you of all taxes (including without limitation all income and employment tax and the Excess Income Tax and treating as a tax the lost tax benefit resulting from the disallowance of any deduction by virtue of the inclusion of the Gross-Up Payment in your adjusted gross income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excess Income Tax.

     6. Change of Control. In the event that a Change of Control of Turner occurs during the Term (except with a "going-private" transaction), and thereafter your employment is terminated by you or by Turner (or the acquirer) for any reason, you shall be entitled to the benefits contained in Section 10(e) of the Employment Agreement ("Severance Payments"). Such Severance Payments shall be instead of, and not in addition to, all other severance payments to which you would otherwise be entitled pursuant to the Employment Agreement.

     7. Employee Benefit Programs. During the Term, except as otherwise noted below, you shall be entitled to participate in such employee pension and welfare benefit plans and programs of Turner as are made available to Turner's employees generally.

     8. Additional Relocation Reimbursement. In the event that your actual moving expenses are not fully covered by Turner's relocation benefits, Turner shall reimburse any and all uncovered amounts to you. In the event that you are deemed to owe any income tax to any taxing authority as a result of the payment to you by Turner of such relocation expenses ("Moving Expense Tax"), Turner will pay to you an additional amount ("Gross-Up Payment") such that, after the payment by you of all taxes (including without limitation all income and employment tax and the Moving Expense Tax and treating as a tax the lost tax benefit resulting from the disallowance of any deduction by virtue of the inclusion of the Gross-Up Payment in your adjusted gross income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Moving Expense Tax.

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                                                                         6/09/99
To:  MR. THOMAS C. LEPPERT                                                PAGE 2
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     9. Failure to Commence Duties. In the event of Executive's (i) death, (ii)
disability, or (iii) termination of employment by Turner prior to October 1, 1999 for any reason other than Executive's refusal to assume and perform his duties as Chairman and Chief Executive Officer. Executive shall be entitled to the vesting of 37,500 stock options and shall have 90 days to exercise such options. All other stock options and restricted stock shall be canceled.

     10. Confidentiality; Litigation Cooperation; Non-disparagement. Throughout the Term of this Agreement, you shall be bound by the covenants contained in Sections 11, 12, and 13 of the Employment Agreement.

     11. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.

     12. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to the principles of conflict of laws.

     13. Counterparts. This Agreement may be executed in two or more counterparts.

     14. Survival. If a Change of Control occurs during the Term, the provisions of Section 6 shall survive this Agreement, and be binding upon Turner and its successors and assigns.

     If the above terms are acceptable to you, please execute and return an original copy of this agreement to Turner. We are looking forward to working with you.

                              THE TURNER CORPORATION

                              By: /s/      E.T. Gravette, Jr.
                                  ____________________________________
                              Name:  E.T. Gravette, Jr.
                              Title: Chairman and Chief Executive Officer




Accepted:


/s/    Thomas C. Leppert
_________________________________________
Thomas C. Leppert
Date: June 9, 1999
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THE TURNER CORPORATION

375 Hudson Street, New York, NY  10014-3667
Telephone:  (212) 229-6000

[Turner LOGO]

August 12, 1999

Mr. Thomas C. Leppert
Vice Chairman
The Turner Corporation
375 Hudson Street
New York, NY 10014

Dear Tom:

You are a party to two employment agreements with Turner, each dated June 9, 1999. The term of the first agreement (the "Letter Agreement") commenced on June 9, 1999. The term of the second agreement (the "Agreement") will commence on October 1, 1999. This letter confirms that Section 17 of the Agreement (entitled "Excise Tax Gross-Up") will apply to any "payment" (as defined more fully in
Section 17 of the Agreement) to which you become entitled during the term of either the Letter Agreement or the Agreement.

Very truly yours,

THE TURNER CORPORATION

         /s/ E. T. Gravette, Jr.
     -------------------------------
By:  E. T. Gravette, Jr.
Its: Chairman and Chief Executive Officer